Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-50010 on Form S-8 and Registration Statement Nos. 333-149005 and 333-150055 on Form S-3 of our report dated March 16, 2007 (March 14, 2008 as to Note 14), relating to the consolidated financial statements and financial statement schedule of Exactech, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adjustment of the 2006 financial statements for a change in composition of reportable segments discussed in Note 14) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Jacksonville, Florida

March 13, 2009